                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. 1)

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 MICROTEST, INC.

                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:

2)  Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)  Proposed maximum aggregate value of transaction:

5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1) Amount previously paid:

     2) Form Schedule or Registration No.

     3) Filing party:

     4) Date filed:

                                 MICROTEST, INC.
                             4747 North 22nd Street
                           Phoenix, Arizona 85016-4715

                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 31, 2001

To Our Shareholders:

           The 2001 Annual Meeting of Shareholders (the "Annual Meeting") of Microtest, Inc. will be held at 10:00 A.M., Arizona time, on Thursday, May 31, 2001 at the Doubletree La Posada Resort, 4949 East Lincoln Drive, Paradise Valley, Arizona, for the following purposes:

1. To elect two Class II directors to our board of directors to serve for a three-year term;

2. To vote to amend the Employee Stock Purchase Plan by increasing the number of shares available under the plan by 200,000; and

3. To transact such other business as may properly come before the Annual Meeting.

           Each outstanding share of our common stock entitles the holder of record at the close of business on April 12, 2001 to vote at the Annual Meeting or any adjournment thereof. Shares can be voted at the Annual Meeting only if the holder is present or represented by proxy. A copy of our 2000 Annual Report to shareholders (which includes our Form 10-K for the year ended December 31, 2000 and audited financial statements) is enclosed. Management cordially invites you to attend the Annual Meeting.

                                              By Order of the Board of Directors



Phoenix, Arizona                                             William R. Crowell
April 13, 2001                                               Secretary


                                    IMPORTANT

SHAREHOLDERS ARE REQUESTED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES.

                                 MICROTEST, INC.
                             4747 North 22nd Street
                           Phoenix, Arizona 85016-4715

                                 PROXY STATEMENT

           This Proxy Statement is furnished to the shareholders of Microtest, Inc. (the "Company") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 31, 2001. THE ENCLOSED PROXY IS BEING SOLICITED BY OUR BOARD OF DIRECTORS. The proxy materials were mailed on or about April 16, 2001, to shareholders of record at the close of business on April 12, 2001.

           A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by either: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation to Microtest's Secretary at 4747 North 22nd Street, Phoenix, Arizona 85016.

           We will pay the costs of this solicitation. In addition, we may reimburse brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. In addition to the use of the mails, certain of our directors and officers may solicit proxies, personally or by telephone, without additional compensation.

                          VOTING SECURITIES OUTSTANDING

           Only holders of record of our common stock at the close of business on April 12, 2001, will be entitled to vote at the Annual Meeting. As of April 12, 2001, there were 8,576,540 shares of our common stock outstanding. Each share of common stock is entitled to one vote on all matters on which shareholders may vote. There is no cumulative voting in the election of directors.

           The inspector of elections appointed for the meeting will tabulate votes cast by proxy or in person at the Annual Meeting and such inspector will determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.

                              ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

           Our board of directors currently consists of five members. The present term of Roger B. Hackett and Kent C. Mueller, who are Class II incumbent directors, will expire at the Annual Meeting. Both Mr. Hackett and Mr. Mueller have been nominated for re-election as Class II directors and, unless otherwise noted thereon, the shares represented by the enclosed proxy will be voted for the election of Mr. Hackett and Mr. Mueller as directors. If either of them becomes unavailable for any reason, or if a vacancy should occur before election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected. The directors elected will serve for three years and until their successors are duly elected and qualified.

BOARD OF DIRECTORS RECOMMENDATION

           OUR BOARD OF DIRECTORS, WITH EACH RESPECTIVE DIRECTOR ABSTAINING AS TO HIS NOMINATION, UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. HACKETT AND MR. MUELLER AS DIRECTORS.


            APPROVAL OF THE AMENDMENT TO THE MICROTEST, INC. EMPLOYEE
                               STOCK PURCHASE PLAN

                                (PROPOSAL NO. 2)

           Effective May 18, 1992, our board approved the adoption of the Microtest, Inc. Employee Stock Purchase Plan ("ESPP"). We adopted the ESPP to encourage employees to remain in our employment and to enhance our ability to attract new employees by providing an opportunity to a vested interest in our success.

           We are currently amending the ESPP to increase the maximum number of shares of common stock available for sale under the ESPP from 400,000 to 600,000 shares. The proposal to amend the ESPP will be approved if a majority of the votes cast on this proposal at the Annual Meeting are cast in favor of the amendment.

DESCRIPTION OF THE PLAN

           Under the terms of the ESPP, participants purchase the shares of common stock directly from Microtest. Our board administers the ESPP, although the board may delegate some or all of its administrative duties to a committee appointed by the board. The board or committee has authority to administer, interpret and apply the plan, and make final determinations under the plan, which are binding on all the participants.

           All of our employees are eligible to participate in the ESPP other than those employees who work less than 20 hours per week, or less than five months per year, or any other employee who owns five percent or more of the total combined voting power or value of all outstanding shares of all classes of our securities of those of any subsidiary. An eligible employee may enroll for any six-month offering period, commencing on January 1 and July 1 of each year, by filing an enrollment form with us before the offering period begins. After initial enrollment in the ESPP, the employee is automatically re-enrolled in the ESPP for subsequent offering periods unless he or she files a notice of withdrawal, terminates employment, or otherwise becomes ineligible to participate.

           All employee contributions are made by means of direct payroll deduction. Upon enrollment in the ESPP, the employee must elect a rate at which he or she will make payroll contributions to purchase shares. The contribution rate elected by a participant will continue in effect until modified by the participant. An employee generally may elect to make contributions in an amount not less than one percent nor more than ten percent of the employee's earnings (or such higher or lower rates as the board my specify). An employee's contributions will be adjusted downward or refunded to the extent necessary to ensure that he or she will not purchase during any offering period shares that have a fair market value, as of the beginning of the offering period, in excess of $12,500 (representing an annual limit of $25,000).

           We sell shares at a price equal to the lesser of 85% of the fair market value of common stock at the beginning of the six month offering period, or 85% of fair market value of common stock at the end of the offering period. Shares of our common stock are purchased on a prescribed purchase date. Promptly after the purchase, certificates representing the shares purchased upon exercise of a participant's option are delivered to each such participant. Cash remaining in a participant's account after the purchase of shares in an offering period is returned to the participant. No interest is credited on payroll contributions pending investment in shares. Participants do not have an interest or voting right in shares until they are purchased. Participant's rights under the Plan are nontransferable except by will, the laws of descent and distribution, or a "qualified domestic relations order."

           A participant's enrollment in the ESPP may be terminated at any time by giving written notice. Enrollment will also terminate upon termination of a participant's employment. Upon termination of enrollment, cash amounts resulting from previous payroll contributions are repaid to the participant.

           With certain exceptions, the board may amend or terminate the ESPP without further shareholder approval, except shareholder approval must be obtained within one year after the effectiveness of an action if required by law or regulation or under the rules of any automated quotation system (such as the Nasdaq National Market) or securities exchange on which the shares are then quoted or listed, or if shareholder approval is necessary for the ESPP to continue to meet the requirements of Section 423 of the

Internal Revenue Code. In addition, the board must obtain prior shareholder approval to amend the ESPP if the amendment would materially increase benefits due participants under the ESPP, increase the number of shares of common stock available to be issued under the ESPP, or materially modify eligibility requirements for the ESPP. The ESPP will continue until May 18, 2002, unless it is terminated sooner by action of the board.

           On April 10, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $2.38 per share.

FEDERAL INCOME TAX CONSEQUENCES

           We believe that under present law the following federal income tax consequences would generally result under the ESPP. Rights to purchase shares under the ESPP are intended to constitute "options" issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. The following sets forth the intended consequences of the ESPP.

(1) If the participant disposes of shares less than two years after the first day of an offering period with respect to which he or she purchased the shares, the participant will realize ordinary income in an amount equal to the fair market value of the shares on the date of purchase, minus the amount of the participant's payroll deductions used to purchase the shares.

(2) No taxable income results to the participants upon the grant of a right to purchase or upon the purchase of shares for his or her account under the ESPP (although the amount of a participant's payroll contributions under the ESPP will be taxable as ordinary income to the participant).

(3) If the participant holds the shares for at least two years after the first day of an offering period with respect to which he or she purchased the shares, then at the time the participant disposes of the shares he or she will realize ordinary income in an amount equal to the lesser of (i) the fair market value of the shares on the first day of the offering period minus the amount of the participant's payroll deductions used to purchase the shares, and (ii) the fair market value of the shares on the date of disposition minus the amount of the participant's payroll deductions used to purchase the shares.

(4) In addition, the participant will realize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of the shares and the participant's basis in the shares. (i.e., the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described in (2) and (3) above).

(5) If the statutory holding period described in (2) and (3) above is satisfied, we are not entitled to a deduction for federal income tax purposes with respect to any discount in the sale price of the shares applicable to such participant. If the statutory holding period is not satisfied, we generally should be entitled to a tax deduction in an amount equal to the amount taxed to the participant as ordinary income.

           The foregoing provides only a general description of the application of federal income tax laws to the Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, participants are encouraged to consult a tax advisor as to their individual circumstances.


BOARD OF DIRECTORS RECOMMENDATION

           OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

INFORMATION CONCERNING DIRECTORS, NOMINEES AND OFFICERS

           Information concerning the names, ages, terms, positions with Microtest and business experience of our current directors, director nominees and executive officers is set forth below.


                                                                                                                      TERM
NAME                                     AGE               POSITION                                                  EXPIRES

Vincent C. Hren                            51              President, Chief Executive Officer and                     2002
                                                           Director

Kent C. Mueller(1)(2)                      60              Chairman of the Board and Director                         2001

Roger B. Hackett(1)                        50              Director                                                   2001

William C. Turner (1)(2)                   71              Director                                                   2003

Dianne C. Walker (1)(2)                    44              Director                                                   2003

James E. Boren                             55              Vice President, Sales                                      ---

David R. Coffin                            47              Vice President, General Manager Test &
                                                           Measurement                                                ---

William R. Crowell                         41              Chief Financial Officer, Treasurer &
                                                           Secretary                                                  ---

Thomas R. McCrystal                        60              Vice President, General Manager
                                                           Network Appliance & Storage                                ---

Dr. Klaus M. Romanek                       51              Vice President & Managing Director,
                                                           European Operations                                        ---

--------------------------
(1)        Member of the Compensation Committee.

(2)        Member of the Audit Committee.

           VINCENT C. HREN has served as our President and Chief Executive Officer since January 1999 and has been a member of our board of directors since May 1999. Mr. Hren was previously the President and Chief Executive Officer of Three-Five Systems, Inc., a publicly-traded designer and manufacturer of interface devices for operational control and informational display functions used in the products of original equipment manufacturers. Mr. Hren joined Three-Five Systems in 1996, was promoted to Chief Operating Officer, and became President and Chief Executive Officer on July 1, 1998. He served as Vice President and General Manager at Graco, Inc. from 1994 to 1996. Mr. Hren held various management positions at Emerson Electric from 1973 to 1994.

           KENT C. MUELLER has served as Chairman of our board since January 1999 and as a member of our board since December 1997. Mr. Mueller has served as President and Chief Executive Officer of Kent Mueller Ventures, a high technology oriented investment fund, since March 1996. Mr. Mueller founded Mastersoft, Inc., a computer software developer, in August 1986 and served as its President and Chief Executive Officer until it was acquired by Adobe Systems, Inc. in October 1995. Mr. Mueller has held senior executive positions with Capex/Computer Associates, Intel Corporation and Ampex Corporation. Mr. Mueller has served as Chairman and director of XANTEL Corporation, as a director of Quality Care Solutions, Inc. and as a director of CoreData. Mr. Mueller is a trustee and member of the executive committee of Westminster College in Fulton, Missouri, and is a founder of the Arizona Software Association. He was named Inc. magazine's Arizona High Tech Entrepreneur of the Year in 1994.

           ROGER B. HACKETT has been a member of our board since May 2000. Mr. Hackett has been Chief Executive Officer and Chairman of the Board of Sensory Science Inc., a manufacturer of digital audio and video products since March 1994. Before joining Sensory Science, Mr. Hackett served as a director and as an executive officer of Serving Software Inc., a Minneapolis, Minnesota-based provider of computer software used in the health care industry.

           WILLIAM C. TURNER has been a member of our board since February 1995. Mr. Turner is currently the Chairman of the Board and Chief Executive Officer of Argyle Atlantic Corporation, an international merchant banking and management consulting firm; a director of the Goodyear Tire & Rubber Company; a director of Rural/Metro Corporation; a trustee and executive committee member of the United States Council for International Business; and a Trustee and past Chairman of the American Graduate School of International Management (Thunderbird). Mr. Turner is also a former United States Ambassador and permanent representative to the Organization for Economic Cooperation and Development.

           DIANNE C. WALKER has been a member of our board since January 1994. Ms. Walker is an independent consultant on electric utility mergers and acquisitions and asset purchase transactions. Ms. Walker served as an electric energy consultant for Bear Stearns and Kidder Peabody from January 1990 through December 1994. Ms. Walker served as Assistant Vice President of Pacific Telecom, Inc.'s Venture Capital Portfolio from January 1983 through October 1989. Pacific Telecom is an independent telephone company and subsidiary of PacifiCorp where Ms. Walker served as a Director of Mergers and Acquisitions from May 1987 to October 1989. Ms. Walker currently is on the Board of Directors of Comdial Corporation, a publicly-traded telephone equipment manufacturer. Ms. Walker also serves on the board of directors of Microage, Inc. and Arizona Public Service, a utility company.

           JAMES E. BOREN has served as our Vice President, Sales since May 1999. Mr. Boren was a management consultant to the industrial distribution industry from June 1998 through April 1999. Mr. Boren served as President and General Manager of

Southeast Asia Operations for Graco, Inc. from January 1997 through June 1998, after serving as General Manager of Graco Industrial Equipment Division from January 1995 through December 1996 and Director of North American sales from January 1992 through December 1994. Mr. Boren has spent 30 years in various executive sales and marketing management positions in the industrial equipment industry.

           DAVID R. COFFIN has served as our Vice President, General Manager Network Test & Measurement since May 1999 and as our Vice President, Research & Development from July 1997 through April 1999. Mr. Coffin joined Microtest in 1996 as Vice President of the Network Connectivity Division. Mr. Coffin served as President and Chief Executive Officer for Irys Networking Corporation, a microcomputer networking technology development firm, from 1991 to 1995. He was Director of Networked Micro Systems for Group Bull from 1987 to 1990 and served in various management positions for Intel Corporation from 1982 to 1986. Mr. Coffin is on the Arizona Software Association's Board of Directors and has authored a number of technical articles and research papers.

           WILLIAM R. CROWELL has served as our Chief Financial Officer since February 2000. Mr. Crowell served as Senior Vice President, Finance and Acquisitions for Rural/Metro Corporation, a publicly-traded health and safety services company, from July 1997 until February 2000. Mr. Crowell served in various executive positions with Rural/Metro from July 1992 through June 1997, including Vice President, Financial Services from January 1993 through June 1997. Mr. Crowell is a certified public accountant.

           THOMAS R. MCCRYSTAL has served as Vice President, General Manager Network Appliance & Storage since July 2000. Mr. McCrystal served as Senior Business Strategist, Worldwide Business Strategy for IBM from May 1998 through July 2000. Prior to joining IBM, Mr. McCrystal worked for Fujitsu America, Inc. as Senior Vice President, Storage Strategic Business Unit from September 1984 through October 1990. Other experience includes positions as President and CEO for two start-ups, Amlyn Corporation and Pragma Data Systems. Mr. McCrystal has a Bachelor of Arts in Physics from San Jose State University.

           DR. KLAUS M. ROMANEK has served as our Vice President and Managing Director, European Operations and as a member of the board of directors of Microtest GmbH, Microtest Europe Limited and H+H Zebtrumfuer Rechnerkommunikation GmbH since October 1997. Dr. Romanek worked for six years at Wavetek, where he served as Vice President and General Manager of the Munich-based Sales and Marketing Operation and later for the Wireless Division in Germany. He also served on the board of directors for Wavetek's Austrian Division. Dr. Romanek also served in various marketing functions for Kontron Elektronik GmbH, a subsidiary of Hofmann LaRoche, and BMW. During that time, he served as a member of the board of directors for Createc GmbH, a wholly owned subsidiary of Kontron. Dr. Romanek holds a Masters Degree and Ph.D. in Physics from the University of Stuttgart, Germany, where he specialized in semiconductor and laser physics.

              MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

           During the year ended December 31, 2000, our board met or acted by written consent on five occasions. Each of our directors attended more than 75% of the meetings of the board and the meetings held by board committees on which such director served.

           COMPENSATION COMMITTEE: The board's Compensation Committee, which met or acted by written consent four times during 2000, reviews all aspects of compensation of our officers and determines or makes recommendations on such matters to the full board of directors. The report of the Compensation Committee for 2000 is set forth below.

           AUDIT COMMITTEE: The Audit Committee, which met four times during 2000, represents the board in evaluating the quality of our financial reporting process and internal financial controls through consultations with the independent auditors, internal management and the board.

           OTHER COMMITTEES: We do not maintain a standing nominating committee or other committees performing similar functions.


                              DIRECTOR COMPENSATION

           During 2000, we paid each non-employee director a $15,000 annual retainer for their service as a board member. In addition, non-employee directors received $1,500 per board meeting attended, $1,000 per committee meeting attended, and $750 per telephonic board or committee meeting attended.

           Non-employee directors are also granted stock options under the Microtest Long-term Incentive Plan. This plan entitles non-employee directors to two types of option grants. The first type is the annual option grant under which the non-employee director would receive an option grant to purchase 5,000 shares of our common stock on the third business day following the public release of our fiscal yearend earnings. These annual option grants are immediately exercisable and the exercise price is equal to the fair market value of the per share price of our common stock on the date of grant.

           The second type of option grant is the anniversary option grant under which the non-employee director is granted an option to purchase 10,000 shares of our common stock upon first being elected or appointed to the board and thereafter on the third business day following the public release of our fiscal or quarterly earnings information immediately following the third anniversary of the non-employee director's election or appointment to the board and each successive third year anniversary thereafter. Twenty-five percent of the anniversary option grants is immediately exercisable and 25% vests over each of the next three years. In the event of a "Change of Control," as defined in the respective grant agreements, all stock options become exercisable. The exercise price of the anniversary option grants is equal to the fair market value of the per share price of our common stock on the date of grant.

           If a director granted options under the Long-term Incentive Plan ceases to be a director for other than "Cause," as defined, the director will forfeit their unvested options. Vested but unexercised options are exercisable for one year after ceasing to be a director.

                             EXECUTIVE COMPENSATION

           The following table sets forth the total compensation for services rendered in all capacities to Microtest for the fiscal years ended December 31, 2000, 1999 and 1998, by our Chief Executive Officer and our most highly compensated executive officers who were in office at December 31, 2000 whose aggregate cash compensation exceeded $100,000 (collectively, "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                         ANNUAL COMPENSATION                          COMPENSATION AWARDS
                                         -------------------                          -------------------

                                                                          OTHER       SECURITIES
NAME AND                                                                  ANNUAL      UNDERLYING       ALL
PRINCIPAL POSITION                                                     COMPENSATION     STOCK         OTHER
AT YEAR-END                           YEAR     SALARY        BONUS       ($) (1)      OPTIONS(#)  COMPENSATION(2)
-----------                           ----     ------        -----       -------      ----------  ---------------

Vincent C. Hren, President            2000    $299,077        --             --        50,000    $  2,487
& Chief Executive Officer             1999     235,577    $117,805(3)        --       200,000       2,428

James E. Boren,                       2000     147,500        --             --        25,000    $ 35,757(4)
Vice President, Sales                 1999      85,577      31,250           --        50,000         938

David R. Coffin,                      2000     169,000      71,400                      5,000    $  2,535
Vice President, Network Test and      1999     156,885      40,000           --        20,000       2,353
Measurement                           1998     132,077       5,020           --        30,000      17,670(5)

William R. Crowell,                   2000     155,769      50,000           --        75,000    $  1,973
Vice President, Chief Financial
Officer, Treasurer & Secretary (6)

Klaus Romanek, Vice                   2000     121,609      68,125           --         5,000        --
President & Managing                  1999     138,750      63,166           --          --          --
Director, European                    1998     127,988       4,823           --          --          --
Operations


---------

(1) Other annual compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any of the Named Executive Officers except as noted.

(2) Unless otherwise indicated, consists of company-matching contributions to our 401(k) plan.

(3) We paid Mr. Hren $67,805 in connection with his January 1999 employment as substitution for the loss of incentive compensation at his prior place of employment. The Company paid Mr. Hren $50,000 incentive compensation in December 1999.

(4) Mr. Boren joined us in May 1999. We paid moving expenses of $33,757 in connection with his hire during 2000.

(5)        Includes split dollar insurance premium value of $15,170 for Mr.
           Coffin (represents the present value of the interest projected to accrue for employee's benefit on then current year's insurance premium paid by Microtest). We did not provide split-dollar life insurance after 1998.

(6)        Mr. Crowell joined us in February 2000.

           Except as otherwise noted, the following table sets forth information with respect to the grants of stock options during the fiscal year ended December 31, 2000, to the Named Executive Officers.

                               OPTION GRANTS IN LAST FISCAL YEAR




                                                    Individual Grants
                           ------------------------------------------------------------------       Potential Realizable
                                               % of Total                                             Value at Assumed
                            Number of            Options                                           Annual Rates of Stock
                           Securities           Granted to                                        Price Appreciation for
                           Underlying           Employees         Exercise or                          Option Term (2)
                             Options            in  Fiscal         Base Price     Expiration    ----------------------------
  Name                       Granted (#)          Year           (per share)(1)      Date          5% ($)          10%  ($)
  ----                       -----------          ----                ---            ----          ------          --------

Vincent C. Hren               50,000                10%        $     10.3750         2010       $  326,236        $  826,754
James E. Boren                25,000                 5%               7.3438         2010          115,462           292,603
David R. Coffin                5,000                 1%               7.3438         2010           23,092            58,521
William R. Crowell            75,000                15%              10.3750         2010          489,359         1,240,131
Klaus Romanek                  5,000                 1%               7.3438         2010           23,092            58,521

---------

(1) All options were granted at the fair market value (the closing price of the common stock on the Nasdaq National Market) on the date of grant. The exercise price and tax withholding obligations related to an exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(2) Gains are reported net of option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock market conditions, as well as the option-holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

           The following table sets forth information with respect to the exercise and value of stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2000.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              YEAREND OPTION VALUES



                                                   NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                                    OPTIONS AT FISCAL                  AT FISCAL YEAREND
                                                       YEAR END (#)                         ($)(2)
                                                   ----------------------            ---------------------
                         # SHARES
                         ACQUIRED ON   VALUE
           NAME          EXERCISE      REALIZED   EXERCISABLE      UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
           ----          --------      --------   -----------      -------------    -----------     -------------
                                        (1)
Vincent C. Hren             --          --           66,666          183,334          $18,783          $51,654
James E. Boren              --          --           12,500           37,500           10,938           32,813
David R. Coffin             --          --           61,114           70,244            4,380            4,380
William R. Crowell          --          --           25,000           50,000             --               --
Klaus Romanek               --          --           56,250           23,750             --               --

--------------------
(1) Calculated based on the market price at exercise multiplied by the number of options exercised less the total exercise price of the options exercised.

(2) Calculated based on $3.063, which was the closing price of the common stock as quoted on the Nasdaq National Market on December 31, 2000 multiplied by the number of applicable shares in-the-money less the total exercise price.


                              EMPLOYMENT AGREEMENTS

           We currently do not have employment agreements with any of our executive officers.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

           The Compensation Committee is composed entirely of independent, non-employee members of our board of directors. The Compensation Committee reviews and approves each of the elements of the executive compensation program and periodically assesses the effectiveness and competitiveness of the program in total. In addition, the Compensation Committee administers the key provisions of the executive compensation program and reviews with the board the compensation program for our executives. The Compensation Committee has furnished the following report on executive compensation.

OVERVIEW AND PHILOSOPHY

           Our executive compensation program is primarily comprised of base salary, management incentive program and equity-based incentives in the form of stock option grants. Executives also participate in various other benefit plans, including medical and retirement plans, generally available to all employees.

           We believe that the interests of executive officers should be directly aligned with those of the stockholders. Our philosophy is to pay base salaries to executives that enable us to attract, motivate and retain highly qualified executives. The management incentive program is designed to reward for performance and is based primarily on financial results. Stock option grants are intended to result in no reward if the stock price does not appreciate, but may provide substantial rewards to executives as shareholders benefit from stock price appreciation.

BASE SALARY

           Each executive officer receives a base salary which, when aggregated with their maximum incentive compensation, is intended to be competitive with similarly situated executives in similar industry positions. In determining salaries, we also take into account individual experience and performance and our specific needs. We believe executive officer base salaries are properly aligned with other similar positions at companies comparable to Microtest.

MANAGEMENT INCENTIVE PROGRAM

           In addition to a base salary, executive officers are eligible to participate in our Management Incentive Program. At the beginning of each year, we establish targeted maximum incentive pay for each executive and establish performance criteria for the executive to achieve incentive compensation. The amount of the targeted incentive compensation and the performance criteria vary with the position and role of the executive, although all potential payouts are significantly tied to our financial performance. Selected bonuses were earned in 2000.

EQUITY-BASED INCENTIVES

           We believe that it is important for our executive officers to have an equity stake in Microtest. We make stock option grants to key executives from time to time. In awarding stock option grants, we review the level of grants to executives at other technology companies, the awards granted to other executives within Microtest and the individual officer's specific role at Microtest.

OTHER BENEFITS

           Executive officers are eligible to participate in benefit programs designed for all full-time employees. These programs include medical, disability and life insurance, employee stock purchase plan and a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, as amended.

INTERNAL REVENUE CODE - SECTION 162(m)

           In 1994, the Internal Revenue Code was amended to add a limitation on the tax deduction a publicly-held company may take on compensation aggregating more than $1 million for selected executives in any given year. The law and related regulations are subject to numerous qualifications and exceptions. Gains realized on non-qualified stock options, or incentive stock options that are subject to a "disqualifying disposition," are subject to the tax limitation unless they meet certain requirements. To date, we have not been subject to the deductibility limitation and have generally structured our equity-based compensation to comply with the exception to the limitation. However, in certain cases, we have not structured equity compensation arrangements consistent with these exceptions and related deductibility limitations may arise.

CHIEF EXECUTIVE OFFICER COMPENSATION

           We use the same factors discussed above in determining compensation decisions regarding the Chief Executive Officer. During the year ended December 31, 2000, Mr. Hren's annual base compensation was $300,000. He received no additional compensation during 2000. See the table under "Executive Compensation -- Option Grants in Last Fiscal Year" for information regarding options granted to Mr. Hren in 2000.

           This report is made by Dianne C. Walker, Roger B. Hackett, Kent C. Mueller and William C. Turner who served on our Compensation Committee during 2000.

     DIANNE C. WALKER, ROGER B. HACKETT, KENT C. MUELLER, WILLIAM C. TURNER

                          REPORT OF THE AUDIT COMMITTEE

           The Audit Committee members are Kent C. Mueller, William C. Turner and Dianne C. Walker. The Audit Committee assists the board of directors in monitoring the integrity of our financial statements, compliance with legal requirements and external auditors. The board has adopted a charter for the Audit Committee, a copy of which is attached as an exhibit to this proxy statement.

           The Audit Committee has reviewed and discussed our audited consolidated balance sheets as of December 31, 2000 and 1999 and consolidated statements of income, cash flows and stockholders' equity for the three years ended December 31, 2000 with our management. The Audit Committee has discussed with Deloitte & Touche LLP, (including the member firms of Deloitte Touche Tohmatsu, and their respective affiliates; collectively "Deloitte"), our principal independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61.

           The Audit Committee has also received and reviewed written disclosures and the letter from Deloitte required by Independent Standards Board No. 1 (concerning matters that may affect an auditor's independence) and has discussed with Deloitte their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

           This report is made by Dianne C. Walker, Kent C. Mueller and William
C. Turner who served on our Audit Committee during 2000.

           DIANNE C. WALKER, KENT C. MUELLER, WILLIAM C. TURNER


                             INDEPENDENT ACCOUNTANTS

           The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2000, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were approximately $115,000.

           There were no fees billed by Deloitte related to financial information systems design and implementation for the year ended December 31, 2000. Aggregate billings for other services rendered to us by Deloitte, comprised of primarily tax-related services, were approximately $52,000 for the fiscal year ended December 31, 2000.

           It is presently contemplated that Deloitte will be retained as the principal accounting firm to be utilized during the current fiscal year.

           A representative of Deloitte will attend the Annual Meeting for the purpose of responding to appropriate questions and will be afforded an opportunity to make a statement if they so desire.


                          STOCK PRICE PERFORMANCE GRAPH

           The graph below compares our cumulative total return with the Standard & Poor's (S&P) 500 Stock Index and the H & Q Technology Index from December 31, 1995 to December 31, 2000. The graph assumes that $100 was invested on December 31, 1995, and that any dividends were reinvested.

[LINE GRAPH]

                           TOTAL SHAREHOLDER RETURNS

                                                                          INDEXED RETURNS
                                                     BASE                   YEARS ENDING
                                                    PERIOD
 COMPANY / INDEX                  DEC 95            DEC 96        DEC 97         DEC 98         DEC 99         DEC 00
 --------------------------------------------------------------------------------------------------------------------
 MICROTEST INC                    $100             $ 97.50       $ 46.25        $ 27.50       $ 90.00        $ 30.62
 NASDAQ US INDEX                   100              123.04        150.69         212.51        394.94         237.68
 TECHNOLOGY-500                    100              141.87        178.89         309.44        541.92         325.42


                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

           Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

           We believe that during the preceding fiscal year all of our officers, directors and greater than 10% beneficial owners complied with the applicable
Section 16(a) filing requirements.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

           The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned by each person known by us to beneficially own more than 5% of such stock and by each director and Named Executive Officer and by all directors and Named Executive Officers as a group. For purposes of calculating the percentage of common stock beneficially owned, 8,576,540 shares of our common stock were outstanding as of April 12, 2001.

                                                                                      SHARES ISSUABLE
                                                                                      UPON EXERCISE OF
                                                                                        OPTIONS
                                                                SHARES                 EXERCISABLE               PERCENT
NAME AND ADDRESS                                              BENEFICIALLY             CURRENTLY OR           BENEFICIALLY
OF BENEFICIAL OWNER(1)                                          OWNED(1)               WITHIN 60 DAYS             OWNED
----------------------                                        ------------            -----------------       -------------

Vincent C. Hren                                                164,998                     149,998                  1.9%

Kent C. Mueller                                                114,117                     49,167                   1.3%

Roger B. Hackett                                                10,000                     10,000                     *

William C. Turner                                               68,758                     58,758                     *

Dianne C. Walker                                                81,800                     76,400                     *

James E. Boren                                                  34,450                     31,250                     *

David R. Coffin                                                 91,608                     91,608                   1.1%

William R. Crowell                                              25,000                     25,000                     *

Klaus Romanek                                                   69,887                     57,500                     *


Dimensional Fund Advisors Inc. (2)                             526,700                       --                     6.1%


All directors and Named Officers as a group (9                 660,618                                              7.2%
persons) (3)

-----------------
  * Represents less than 1% of our outstanding common stock.

(1) To our knowledge, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes hereunder. The address of Ms. Walker, and Messrs. Hren, Mueller, Hackett, Turner, Boren, Coffin, Crowell and Romanek, is c/o Microtest, Inc., 4747 North 22nd Street, Phoenix, Arizona 85016.

(2) Represents 526,700 shares of common stock beneficially owned by Dimensional Fund Advisors ("DFA"), a registered investment advisor. DFA has sole voting and dispositive power with respect to 526,700 shares. The address of DFA is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Beneficial ownership information is based upon a
           Schedule 13G dated February 2, 2001 filed with the Securities and Exchange Commission. We make no representation as to the accuracy or completeness of the information reported.

(3)        Includes all shares included in note (1) above.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

           We believe all transactions entered into with affiliates are at arm's length and on terms equivalent or similar to terms under which we would conduct business with unaffiliated third parties.

                              SHAREHOLDER PROPOSALS

           Our board of directors will consider proposals from shareholders for nominations to the class of directors, whose terms expire at the 2002 Annual Meeting of Shareholders that:

-          are made in writing to our Secretary;

-          are received at least 90 days prior to the 2002 Annual Meeting; and

- contain sufficient background information concerning the nominee to enable proper judgment to be made as to his or her qualifications, as more fully provided in our Certificate of Incorporation and bylaws.

           We must receive proposals of shareholders as to other matters intended to be presented at the 2002 Annual Meeting by December 6, 2001, for inclusion in our proxy materials relating to such meeting.

                                  OTHER MATTERS

           Our board does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

Dated: April 13, 2001

                                 MICROTEST, INC.
                             AUDIT COMMITTEE CHARTER

                            Dated as of May 30, 2000

I.         PURPOSE

           1.1 There shall be a committee of the board of directors of Microtest, Inc. (the "Company"), known as the Audit Committee (the "Committee"). The primary purpose of the Committee is to assist the Company's board of directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including overseeing the financial reports and other financial information provided by the Company to governmental or regulatory bodies (such as the Securities and Exchange Commission), the public, and other uses thereof; the Company's systems of internal accounting and financial controls; and the annual independent audit of the Company's financial statements.

           1.2 In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. If necessary, the Committee is authorized to retain outside counsel, auditors or other experts and professionals for this purpose. The Board and the committee are in place to represent the Company's stockholders; accordingly, the outside auditors are ultimately accountable to the Board and the Committee.

           1.3 The Committee shall review the adequacy of this Charter on an annual basis.

II.        MEMBERSHIP

           2.1 The Committee shall be comprised of not less than three members of the Board, and the Committee's composition shall meet all requirements of the applicable Nasdaq marketplace rule.

           2.2 Accordingly, all of the members must be directors

           (a) who have no relationship to the company that may interfere with the exercise of their independence from management and the company; and

           (b) who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee must have accounting or related financial management expertise.

           2.3 The members of the Committee should be elected by the board of directors at its quarterly meeting held on or near the Corporation's annual meeting or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full board of directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.       KEY RESPONSIBILITIES

           3.1 The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the company's financial statements. Additionally, the Committee recognizes that financial management, as well as the outside auditors, have more time, knowledge and more detailed information regarding the Company than do the Committee members. Consequently, in discharging its oversight responsibilities, the Committee is not providing any experts or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

           3.2 While the Committee has the responsibilities and powers set forth in the Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, resolve disagreements, if any, between management and the independent auditors, or assure compliance with laws and regulations and the Company's policies.

           3.3 The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate under the circumstances.

               (a) The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standard ("SAS") No. 61.

               (b) As a whole, or through the Committee chair, the Committee shall review with management of the Company, and the outside auditors, the Company's interim financial results to be included in the Company's Quarterly Reports on Form 10-Q to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61. Such review shall occur, if possible, prior to the release of quarterly earnings, but in all cases prior to the filing of the Company's Quarterly Reports on Form 10-Q.

               (c) Periodically, the Committee shall perform a review of the
                   Company's risk management policies and management's efforts to ensure an appropriate risk management and insurance program is in place.

               (d) The Committee shall annually review expense reimbursements paid to the Chief Executive Officer.

           3.4 The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls, including discussion of significant accounting estimates, reserves and accruals, judgmental areas, proposed audit adjustments (whether recorded or not) and other such inquiries that the Committee considers appropriate.

           3.5.1 The Committee shall

               (a) request from the outside auditors annually a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No.1;

               (b) discuss with the outside auditors any such disclosed
                   relationships and their impact on the outside auditors' objectivity and independence;

               (c) recommend that the Board take appropriate action in response to the outside auditors' report to satisfy the auditors' independence; and,

               (d) issue information reports and updates as required to be included in periodic regulatory filings.

           3.6 The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for stockholder approval), evaluate, and wherever appropriate, replace the outside auditors.


Adopted on the 30th day of May 2000 by the Board of Directors of Microtest, Inc.


           By: William R. Crowell
               Secretary

                                MICROTEST, INC.


                      2001 ANNUAL MEETING OF SHAREHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Vincent C. Hren and William R. Crowell, or any one of them acting in the absence of the other with full powers of substitution, the true and lawful attorneys and proxies for the undersigned and to vote, as designated on the reverse side, all shares of Common Stock of MICROTEST, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Meeting") to be held on Thursday, May 31, 2001, at 10:00 a.m., Arizona time, at the Doubletree La Posada Resort, 4949 East Lincoln Drive, Scottsdale, Arizona, and at any and all adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reserve side:

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED


A.  Please mark your votes as in this example:  [X]


                           VOTE FOR                     Nominees:
                           NOMINEES
                           LISTED        WITHHELD
                             AT            FOR       Roger B. Hackett                                  FOR     AGAINST    ABSTAIN
                            RIGHT          ALL         Kent C. Mueller
1.    ELECTION               [ ]           [ ]                              2. Approval to amend the   [ ]       [ ]         [ ]
      OF TWO                                                                   Microtest, Inc.
      DIRECTORS                                                                Employee Stock
                                                                               Purchase Plan

WITHHELD FOR (Write that nominee's name in the space provided below)

                                            THIS PROXY WILL BE VOTED AS DIRECTED
                                            OR, IF NO CONTRARY DIRECTION IS
                                            INDICATED, WILL BE VOTED FOR THE
                                            ELECTION OF DIRECTOR NOMINEES,
                                            APPROVAL OF AN INCREASE IN
                                            AUTHORIZED SHARES FOR THE EMPLOYEE
                                            STOCK PURCHASE PLAN, AND AS PROXIES
                                            DEEM ADVISABLE ON SUCH OTHER MATTERS
                                            AS MAY COME BEFORE THE MEETING.






Signature(s)___________________________________________  Date ______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.